Exhibit 4

June 22, 2007

Mountain Lake Acquisition Company
c/o Max L. Fuller and Patrick E. Quinn
4080 Jenkins Road
Chattanooga, TN  37421

Attention: Max L. Fuller
                   Chief Executive Officer

Re:	$432,000,000 Revolving Credit, Synthetic Letter of Credit, Delayed Draw Synthetic Letter of Credit, Term Loan B and Second Lien Loan Facilities for Mountain Lake Acquisition Company

Ladies and Gentlemen:

You have advised us that Mountain Lake Acquisition Company, a newly formed entity (the “Company”) and wholly owned subsidiary of Mountain Lake Holding Company, also a newly formed entity (the “Parent”) controlled by Patrick E. Quinn and Max L. Fuller (the “Principal Owners”), intends on acquiring at least 90% of the outstanding shares of capital stock of Bluegrass (as such term has been mutually agreed by SunTrust Bank and the Company, the “Target”), through a tender offer for the shares of capital stock of the Target other than those contributed to the Company as part of the Rollover (as defined below) (the “Tender Offer”) and the Rollover, followed by a merger of the Company with and into the Target, with the Target being the surviving corporation, or through a negotiated merger with the Target, with the Target being the surviving corporation (collectively, the “Transaction”).  In connection with the Transaction, the Principal Owners, together with certain trusts and other legal entities that hold shares of the Target for the benefit of the foregoing persons and any other persons that may be mutually agreed (collectively, the “Rollover Participants”) intend to make an equity contribution of all of their shares of capital stock of the Target (substantially as reported in Schedule 14(A) filed with the SEC on April 11, 2007) to Holdings, and to cause Holdings to further contribute such shares of capital stock to the Company (the “Rollover”).  You have requested that we consider providing financing to fund the Transaction, to refinance existing indebtedness of the Target and its subsidiaries in connection therewith, and after consummation of the Transaction to fund working capital to, provide letters of credit for, and for other general corporate purposes of, the Target and its subsidiaries.

SunTrust Bank is pleased to commit to provide a $50,000,000 revolving credit facility, a $92,000,000 synthetic letter of credit facility, a $40,000,000 delayed draw synthetic letter of credit facility, and a $190,000,000 tranche B term loan (the “Term Loan B” and together with the foregoing revolving credit and synthetic letter of credit facilities, the “First Lien Facilities”) described in the summary of terms and conditions attached as Annex I (the “First Lien Term Sheet”) and up to a $60,000,000 second lien term loan (the “Second Lien Loan”, and together with the First Lien Facilities, the “Senior Credit Facilities”) described in the summary of terms and conditions attached as Annex II (the “Second Lien Term Sheet”, and together with the First Lien Term Sheet, the “Term Sheet”), to  the Company subject to the terms and conditions set forth in this letter and in the Term Sheet (collectively, this “Commitment Letter”).   The proceeds of the Term Loan B and the Second Lien Loan shall be used to finance the Transaction, to fund transaction costs incurred in connection therewith and to refinance existing indebtedness of the Target and its subsidiaries. The First Lien Facilities other than the Term Loan B shall be used after the merger of the Company with and into the Target, with the Target being the surviving corporation (the “Merger”), to fund working capital, to provide letters of credit and for other general corporate purposes of the Target and its subsidiaries.

Mountain Lake Acquisition Company
June 22, 2007

You hereby appoint SunTrust Bank to act, and SunTrust Bank agrees to act, as sole agent for the Senior Credit Facilities, subject to the terms and conditions of this Commitment Letter.  You also appoint SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. (the “Arranger” and, together with SunTrust Bank, “SunTrust”) to act, and the Arranger agrees to act, as sole lead arranger and sole book manager for the Senior Credit Facilities, subject to the terms and conditions of this Commitment Letter.  In consideration for the undertakings and obligations of SunTrust under this Commitment Letter, the Company agrees that SunTrust Bank will act as the sole and exclusive agent for the Senior Credit Facilities, that the Arranger will act as the sole and exclusive arranger and book manager for the Senior Credit Facilities and that no other agents, co-agents or arrangers will be appointed, or other titles conferred, without the prior written consent of the Arranger.

A.           Terms and Conditions of the Senior Credit Facilities

The principal terms and conditions of the First Lien Facilities shall include those set forth in the First Lien Term Sheet.  The principal terms and conditions of the Second Lien Facilities shall include those set forth in the Second Lien Term Sheet.  The definitive agreements will contain certain other customary terms and conditions found in credit facilities of this type, which may not be specifically listed in the Term Sheet; provided that there shall be no conditions to closing other than those specified herein or in the Term Sheet.

B.           Syndication

Although SunTrust Bank has, subject to the terms and conditions hereof, provided a commitment for the entire amount of the Senior Credit Facilities, it is the intent of SunTrust Bank to syndicate the Senior Credit Facilities, and, as a material inducement to SunTrust Bank’s issuing its commitment hereunder, the Company hereby agrees to cooperate, and to use its commercially reasonable efforts to cause the Target to cooperate, in such syndication process and to take all action as SunTrust may reasonably request to assist the Arranger in forming a syndicate of Lenders.  The Company’s assistance shall include (but not be limited to) (i) making senior management and representatives of the Company and its subsidiaries, and using its commercially reasonable efforts to make senior management and representatives of the Target and its subsidiaries, available to participate in meetings and to provide information to potential lenders under the Senior Credit Facilities (the “Lenders”) at such times and places as the Arranger may reasonably request; (ii) using the Company’s existing lending relationships, and using its commercially reasonable efforts to use the Target’s existing lending relationships, to assist in the syndication process; and (iii) providing to the Arranger all information reasonably deemed necessary by the Arranger to complete the syndication, including an information memorandum with respect to the Senior Credit Facilities, the Company, the Target,  their subsidiaries and the Transaction, and pro forma and projected financial statements with respect to the Company, the Target and the transactions contemplated by this Commitment Letter (the “Projections”).

The Arranger will manage all aspects of the syndication of the Senior Credit Facilities in consultation with SunTrust Bank and the Company, including the timing of all offers to potential Lenders, the allocation of commitments, and the determination of compensation and titles (such as co-agent, managing agent, etc.) given, if any, to such Lenders.  The Company agrees that no Lender will receive any compensation for its commitment to, or participation in, the Senior Credit Facilities except asexpressly set forth in the Term Sheet or the Fee Letter (as defined below), or as otherwise agreed to and offered by the Arranger.

Mountain Lake Acquisition Company
June 22, 2007

To ensure an orderly and effective syndication of the Senior Credit Facilities, the Company further agrees that until the earlier of termination of this Commitment Letter and completion of the syndication, as determined by the Arranger in its sole discretion, the Company will not, and will not cause or permit any of its affiliates or agents to, and shall use its commercially reasonable efforts not to permit the Target and its subsidiaries to, arrange, sell, syndicate or issue, attempt to arrange, sell, syndicate or issue, announce or authorize the announcement of the arrangement, sale, syndication or issuance of, or engage in discussions concerning the arrangement, sale, syndication or issuance of, any debt facility or debt security (including any renewals thereof) except (1) with the prior written consent of the Arranger, (2) purchase money and lease financing of tractors and trailers and refinancing of existing Equipment Notes (as defined in the First Lien Term Sheet), (3) the renewal of the Target’s receivables securitization facility upon expiration thereof and (4) real estate financings of presently unencumbered real property in an aggregate amount not to exceed $25,000,000.

C.           Fees

The fees payable to SunTrust Bank and the Arranger in connection with their obligations hereunder are set forth in that certain letter agreement dated as of the date hereof, executed by SunTrust Bank and the Arranger and acknowledged and agreed to by Patrick Quinn and Max Fuller (the “Principal Owners”) and the Company (the “Fee Letter”), relating to this Commitment Letter.  The obligations of SunTrust pursuant to this Commitment Letter are subject to the execution and delivery of the Fee Letter by the Principal Owners and the Company, which Fee Letter constitutes an integral part of this Commitment Letter.

D.           Conditions Precedent

The undertakings and obligations of SunTrust under this Commitment Letter are subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties or prospects of the Company and its subsidiaries, taken as a whole, since the date of this Commitment Letter, or a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties or prospects of the Target and its subsidiaries, taken as a whole, as reflected in the consolidated financial statements of the Target as of December 31, 2006; provided, however, that changes in the consolidated financial position, results of operation and cash flows of the Target and its subsidiaries, taken as a whole, between December 31, 2006 and March 31, 2007 reflected in the March 31, 2007 financial statements of the Target and its subsidiaries filed with the SEC shall not be considered in determining any such material adverse change, (iii) the accuracy, in all material respects, of all representations that the Company makes to SunTrust (including those in Section E below) and all information that the Company furnishes to SunTrust, and the absence of any information or other matter being disclosed after the date hereof that is inconsistent in a material and adverse manner with any information or other material disclosed to SunTrust; (iv) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; (v) the compliance with the provisions of this Commitment Letter; (vi) a closing of the Senior Credit Facilities on or prior to December 31, 2007; and (vii) the satisfaction of the other conditions set forth in the Term Sheet.

Mountain Lake Acquisition Company
June 22, 2007

E.           Representations

The Company represents and warrants to SunTrust that (i) all information that has been or will be made available to SunTrust by the Company, the Target or any of their representatives in connection with the transactions contemplated by this Commitment Letter (other than the Projections) (the “Information”) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or will be made; and (ii) the Projections have been or will be prepared in good faith based upon reasonable assumptions.  The Company agrees to supplement the Information and the Projections from time to time so that the representation and warranty contained in this Section E remains correct.  In issuing the commitments and undertakings hereunder and in arranging and syndicating the Senior Credit Facilities, SunTrust Bank and the Arranger are relying on the accuracy of the Information and the Projections without independent verification thereof.

The Company authorizes the Arranger and its affiliates, including SunTrust Bank, to share with each other, and to use, credit and other confidential or non-public information regarding the Company to the extent permitted by applicable laws and regulations and for the purpose of performing their obligations under this Commitment Letter and the Senior Credit Facilities.

F.           Indemnities, Expenses, Etc.

1.           Indemnification.  The Company and the Principal Owners, jointly and severally, agree to indemnify and hold harmless the Arranger, SunTrust Bank, each other Lender, their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Company, the Target or any of their subsidiaries, insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter, the Transaction, the financings and other transactions contemplated by this Commitment Letter or the use of the proceeds of the Senior Credit Facilities, including, without limitation, (i) all Losses arising out of any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto) and (ii) Losses that arise out of untrue statements made or statements omitted to be made by the Company, or with the Company’s consent or in conformity with the Company’s actions or omissions), in each case whether or not such Indemnified Person is a party to any such proceeding; provided that the Company and the Principal Owners shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person or from a claim brought by the Company or any of its subsidiaries against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder.  The Company and the Principal Owners shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity.

2.           CONSEQUENTIAL DAMAGES.    NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE COMPANY OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE SENIOR CREDIT ACILITY OR ANY OF THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED BY THIS COMMITMENT LETTER.

Mountain Lake Acquisition Company
June 22, 2007

3.           Expenses.  In further consideration of the commitments and undertakings of SunTrust hereunder, and recognizing that in connection herewith SunTrust will be incurring certain costs and expenses (including, without limitation, fees and disbursements of counsel, and costs and expenses for due diligence, syndication, transportation, duplication, mailings, messenger services, dedicated web page on the internet for the transactions contemplated by this Commitment Letter, appraisal, audit and insurance), the Company and the Principal Owners, jointly and severally, hereby agree to pay, or to reimburse SunTrust on demand for, all such reasonable costs and expenses actually incurred (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated.  The Company and the Principal Owners, jointly and severally, agree to pay all costs and expenses of SunTrust (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

G.           Special Disclosure

The Arranger is a wholly owned subsidiary of SunTrust Banks, Inc. (“STBI”) and an affiliate of SunTrust Bank.  The Arranger is a broker/dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation (“SIPC”).  Although it is a subsidiary of STBI, the Arranger is not a bank and is separate from SunTrust Bank or any banking affiliate of SunTrust Bank.  The Arranger is solely responsible for its contractual obligations and commitments.  Securities and financial instruments sold, offered, or recommended by the Arranger are not bank deposits, are not insured by the Federal Deposit Insurance Corporation, SIPC or any governmental agency and are not obligations of or endorsed or guaranteed in any way by any bank affiliated with the Arranger or any other bank unless otherwise stated.

H.           Miscellaneous

1.           Effectiveness.  This Commitment Letter shall constitute a binding obligation of SunTrust for all purposes immediately upon the acceptance hereof by the Company in the manner specified below. Notwithstanding any other provision of this Commitment Letter, the commitments and undertakings of SunTrust set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter and the Fee Letter shall have been accepted by the Company and the Principal Owners in the manner specified below.

2.           Acceptance by the Company.  If the Company agrees with the foregoing, the Company and the Principal Owners shall sign and return the enclosed copy of this Commitment Letter and Fee Letter by fax and overnight courier service to

SunTrust Robinson Humphrey,
  a division of SunTrust Capital Markets, Inc.
303 Peachtree Street, 24th Floor
Atlanta, GA  30308
Attention:      Allison Dukes
Fax:                 (404) 827-6514

Notwithstanding, if this Commitment Letter is submitted or referred to in any bid or offer to purchase shares of Target, whether or not executed by the Company, such submission or reference shall be deemed to be acceptance of the terms of this Commitment Letter and the Fee Letter by the Company.

Mountain Lake Acquisition Company
June 22, 2007

3.           Termination.  Unless this Commitment Letter and the Fee Letter have been executed by the Company and the Principal Owners and delivered to the Arranger, prior to 5:00 p.m., Atlanta, Georgia time, on June 29, 2007, the commitments and obligations of SunTrust under this Commitment Letter shall terminate on such date.  If this Commitment Letter and the Fee Letter are executed and delivered by the Company and the Principal Owners to the Arranger, or are otherwise deemed accepted by the Company, this Commitment Letter, and the commitments and obligations of SunTrust under this Commitment Letter, shall terminate on December 31, 2007, unless the definitive credit agreement and other legal documents related to the Senior Credit Facilities have been executed and delivered on or prior to such date.  In addition to the foregoing, this Commitment Letter may be terminated at any time by mutual agreement.  Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Senior Credit Facilities by SunTrust will be terminated.

4.           No Third-Party Beneficiaries.  This Commitment Letter is solely for the benefit of the Company, SunTrust and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

5.           No Assignment; Amendment.  This Commitment Letter and the Fee Letter may not be assigned by the Company or the Principal Owners to any other person or entity, but all of the obligations of the Company and the Principal Owners hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Company and the heirs and representatives of the Principal Owners, as applicable.  This Commitment Letter and the Fee Letter may be not be amended or modified except in writing executed by each of the parties hereto.

6.           Use of Name and Information.  The Company and the Principal Owners agree that any references to SunTrust or any of its affiliates made in connection with the Senior Credit Facilities are subject to the prior approval of SunTrust, which approval shall not be unreasonably withheld; provided that such references may be made in filings with the SEC and otherwise as required by law, stock market regulation or other legal process.  SunTrust shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense.

7.           GOVERNING LAW.  THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

8.           WAIVER OF TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY, THE PRINCIPAL OWNERS AND SUNTRUST WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY.  Each of the Company and the Principal Owners irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

Mountain Lake Acquisition Company
June 22, 2007

Service of any process, summons, notice or document may be made by registered mail addressed to the Company and the Principal Owners at the address appearing at the beginning of this letter or to SunTrust at the address specified in paragraph 2 of this Section H against such person for any suit, action or proceeding brought in any such court pursuant to the agreement.  Each of the Company, the Principal Owners and SunTrust irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company, the Principal Owners or SunTrust are or may be subject, by suit upon judgment.

9.           Survival.  The obligations and agreements of the Company and the Principal Owners contained in  Section F, and paragraphs 7, 8 and 10 of this Section H shall survive the expiration and termination of this Commitment Letter.

10.           Confidentiality.  The Company and the Principal Owners will not disclose or permit disclosure of this Commitment Letter nor the contents thereof to any person or entity (including, without limitation, any Lender other than SunTrust), either directly or indirectly, orally or in writing, except (i) to the Company’s and Target’s officers, directors, agents, accountants, financial advisors, and legal counsel who are directly involved in the transactions contemplated hereby, in each case on a confidential basis or (ii) in filings with the SEC and otherwise as required by law, stock market regulation, or other legal process (in which case the Company agrees to inform SunTrust promptly thereof).  SunTrust hereby notifies the Company and the Principal Owners that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company and the Principal Owners, which information includes the name, address, tax identification number and other information regarding the Company and the Principal Owners that will allow SunTrust to identify the Company and the Principal Owners in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for SunTrust and its affiliates.

11.           No fiduciary duty.  The Company acknowledges and agrees that (i) the commitment to and syndication of the Senior Credit Facilities pursuant to this Commitment Letter is an arm's-length commercial transaction between the Company, on the one hand, and SunTrust, on the other, (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, SunTrust is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its stockholders, creditors, employees or any other party, (iii) SunTrust has not assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether SunTrust has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter, (iv) SunTrust and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) SunTrust has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

12.           Counterparts.  This Commitment Letter and the Fee Letter may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Delivery of a counterpart hereof via facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Mountain Lake Acquisition Company
June 22, 2007

13.           Entire Agreement.  Upon acceptance by the Company as provided herein, this Commitment Letter and the Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby.

We look forward to working with you on this important transaction.

Very truly yours,

SUNTRUST BANK

By:/s/John N. Gregg, Jr.
Name: John N. Gregg, Jr.
Title: Managing Director

SUNTRUST CAPITAL MARKETS, INC.

By: L. Allison Dukes
      L. Allison Dukes
  Director

Mountain Lake Acquisition Company
June 22, 2007

ACCEPTED AND AGREED
this 22nd day of June, 2007:

MOUNTAIN LAKE ACQUISITION COMPANY

By: /s/ Max L. Fuller
Name:  Max L. Fuller
Title:   Chief Executive Officer

/s/Patrick E. Quinn
Patrick E. Quinn

/s/Max L. Fuller
Max L. Fuller

ANNEX I

CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS SET FORTH IN THE COMMITMENT LETTER TO WHICH THIS TERM SHEET IS ATTACHED.

Summary of Principal Terms and Conditions of
$372,000,000 FIRST LIEN FACILITIES

I.	DESCRIPTION OF THE FIRST LIEN FACILITIES

First Lien Facilities:
(A)  $50,000,000 Revolving Credit Facility with a swingline subfacility in an amount to be determined and fully available for letters of credit (the “Revolver”), available after the closing of the Merger.
(B)  $92,000,000 Synthetic Letter of Credit Facility (the “LC Facility”), available after the closing of the Merger.
(C)  $40,000,000 Delayed Draw Synthetic Letter of Credit Facility (the “DDLC Facility”) available for 9 months after the closing of the Merger.
(D)  $190,000,000 Senior Tranche B Term Loan (“Term Loan B”, and together with the Revolver, the LC Facility and the DDLC Facility, the “First Lien Facilities”), available on the closing of the First Lien Facilities (the “Closing Date”).

Borrower:	Initially, the Company, and upon consummation of the Merger, the Target.
Guarantors:	Holdings and all present and future direct and indirect material subsidiaries of the Borrower.
Agent:	SunTrust Bank (“SunTrust” or the “Agent”).
Synthetic LC Issuer:	SunTrust Bank.
Lead Arranger:	SunTrust Capital Markets, Inc. (the “Arranger”).
Lenders:	SunTrust and a syndicate of financial institutions acceptable to the Borrower, the Arranger and SunTrust, as Agent (together, the “Lenders”).
Swingline Lender:	SunTrust Bank.
Issuing Bank:	SunTrust Bank.
Purpose:
(A)  Proceeds of the Revolver shall be used to fund working capital needs of the Company, for other seasonal financing needs of the Company, to provide letters of credit and for general corporate purposes.

(B)  Proceeds of the LC Facility shall be used to prefund letters of credit to be issued by the Synthetic LC Issuer used to backstop workers compensation, auto liability, and other fully or partially self-insured claims.

(C)  Proceeds of the DDLC Facility will be available for up to 9 months after the Closing Date to prefund additional letters of credit to be issued by the Synthetic LC Issuer to backstop additional workers compensation, auto liability, and other fully or partially self-insured claims.

(D)  Proceeds of the Term Loan B shall be used to finance the Transaction on the Closing Date, to pay transaction costs and expenses incurred in connection therewith and to refinance indebtedness of the Target and its subsidiaries.

Maturity Date:

(A)  Revolver shall terminate on the fifth anniversary of the Closing Date.
(B)  LC Facility shall terminate on the seventh anniversary of the Closing Date.
(C)  DDLC Facility shall terminate seven years after the earlier of the date that the DDLC Facility is fully drawn and nine months after the Closing Date.
(D)  Term Loan B shall mature on the seventh anniversary of the Closing Date.

Collateral:
All First Lien Facilities shall be cross-collateralized by a first priority security interest in and lien on all personal property of Borrower and Guarantors, including without limitation, all accounts, inventory, equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock, securities, and notes owned by Borrower or any Guarantor; provided however that Collateral shall exclude (i) all equipment securing the Equipment Notes, (ii) all other assets securing indebtedness as of the date hereof (other than assets securing the existing revolving credit facility and accounts receivable securitization, which assets shall be Collateral in any event), (iii) real property and (iv) assets securing other indebtedness and lease financing in amounts to be mutually agreed upon in the definitive loan documentation.  All First Lien Facilities shall be cross-collateralized by a pledge of 100% of the capital stock of Borrower and each of the Guarantors (excluding Holdings); provided, however, that all stock of the Target acquired in connection with the Transaction shall be excluded from Collateral until the Merger is consummated.  Real Estate will not be included in the Collateral, but all real estate that is unencumbered as of the Closing Date and all real estate acquired after the Closing Date that remains unencumbered for 120 days shall be subject to a negative pledge.

Increase in Revolver:
The Borrower may, at its option, so long as no default or event of default has occurred and is continuing, elect to increase the Revolver before the Closing Date (but after the primary syndication of the First Lien Facilities has been completed as determined by the Arranger) and/or after the Closing Date by an aggregate amount of commitments not to exceed $50,000,000 through the addition of new lenders (or increases of commitments by existing lenders), provided that any such new lenders are acceptable to the Agent.

Note: Italicized terms are defined in the attached Exhibit A (“Selected Definitions”).

II.	PRICING AND PAYMENT TERMS FOR THE FACILITIES
Interest Rate Options:
The Borrower shall be entitled to select between the following interest rate options for the Revolver and the Term Loan B:
(A)  For the Revolver, (i) Base Rate or (ii) LIBOR, plus in each case the Applicable Margin; provided, however, that loans under the Swingline subfacility shall bear interest at the Swingline Rate.
(B)  For the Term Loan B, (i) Base Rate plus 1.50% per annum or (ii) LIBOR plus 2.75% per annum.

Interest Payments:	Interest shall be calculated on the basis of a 360-day year and shall be payable on outstanding advances as follows:
(i) Base Rate advances and Swingline Rate advances – On the last day of each calendar quarter, in arrears.
(ii)
LIBOR advances – At the expiration of each Interest Period, and with respect to loans made for an Interest Period longer than three months, on the last day of each three month period prior to the expiration of the Interest Period.

Default Rate:
If any event of default has occurred and is continuing, the otherwise then applicable rates and any letter of credit fees (including fees paid with respect to the LC Facility and the DDLC Facility) shall be increased by 2% per annum; provided that, for any LIBOR advances under the Revolver, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus the Applicable Margin plus 2% per annum and for any LIBOR advances under the Term Loan B, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus 3.50% per annum.  Default interest shall be payable on demand.

Commitment Fee:
A commitment fee shall be payable quarterly in arrears on the average daily unused portion of (x) the Revolver in an amount equal to the Applicable Commitment Fee Percentage designated in Exhibit B based on the ratio of Borrower’s total leverage ratio (to be defined in a mutually acceptable manner) and (y) the DDLC Facility in an amount equal to 0.75% thereof. The Applicable Commitment Fee Percentage for the Revolver shall initially be 0.50%, provided, however, that upon delivery to the Agent of Borrower’s financial statements for each fiscal quarter ending after the Closing Date, the Applicable Commitment Fee Percentage for the Revolver shall be reset to the Applicable Commitment Fee Percentage designated in Exhibit B based on the Borrower’s ratio of total leverage ratio for the preceding four fiscal quarter period then ending,  such new Applicable Commitment Fee Percentage for the Revolver being effective as of the second business day following the date that the Agent receives the Borrower’s applicable financial statements.

Outstanding letters of credit under the Revolver will be deemed usage of the Revolver, but loans under the Swingline shall not be deemed usage of the Revolver.

Letter of Credit Fees:
A letter of credit fee for letters of credit issued under the Revolver shall be payable quarterly in arrears at a rate equal to 2.75% per annum on the average outstanding letters of credit under the Revolver, to be shared proportionately by lenders in accordance with their participation in the respective letters of credit.  In addition, a facing fee of 0.25% and other customary administrative charges shall be paid to the Issuing Bank for its own account for letters of credit under the Revolver.  In each case, fees shall be calculated on the aggregate stated amount of the letters of credit under the Revolver for the duration thereof.

Draws under the LC Facility and the DDLC Facility will be deposited in a deposit account in the name of the Synthetic LC Issuer invested to return LIBOR.  The Synthetic LC Issuer will issue letters of credit secured by such deposit account and the funds contained therein.  The Borrower will pay to the Lenders holding the LC Facility and the DDLC Facility a fee payable quarterly in arrears at a rate equal to LIBOR plus the Applicable Margin for LIBOR loans under the Revolver, less the return paid on the LIBOR-invested deposit account. Customary administrative charges (but no other facing or fronting fees) shall be paid to the Synthetic LC Issuer for its own account for letters of credit under the LC Facility and the DDLC Facility.

Repayments:
(A)  All principal and unpaid accrued interest on all loans under the Revolver, the LC Facility and the DDLC Facility shall be due and payable on the Maturity Date of the Revolver, the LC Facility and the DDLC Facility.
(B)  The Term Loan B will be repaid in equal quarterly installments of principal in an aggregate annual amount equal to 1% per annum of the principal amount of the Term Loan B, and all unpaid principal shall be due and payable on the Maturity Date for Term Loan B.

Voluntary Prepayments:
Prepayments may be made without premium or penalty, provided that the prepayment of a LIBOR advance on any day other than the last day of the current Interest Period shall obligate the Borrower to indemnify Lenders for customary breakage costs.  Otherwise, with respect to a LIBOR or Base Rate advance, the Borrower must give the Agent at least three business days and one business day, respectively, prior written notice of the amount and time of any prepayment, and prepayments shall be in minimum amounts of $5,000,000 and in integral multiples of $1,000,000.

Mandatory Prepayments:
The Borrower shall be required to make mandatory principal prepayments on Term Loan B from (i) 100% of the net proceeds received by the Borrower and any of its subsidiaries from any sale or other disposition by the Borrower and any of its subsidiaries of any assets other than (a) assets subject to liens permitted under the definitive loan documents (to the extent of the indebtedness repaid and secured by such liens) and (b) assets sold in the ordinary course of business, (ii) 100% of net proceeds of any equity offering for cash and not as part of any employee compensation, and (iii) 75% of excess cash flow (to be defined in a mutually acceptable manner), reduced to 50% of such excess cash flow if the total leverage ratio (to be defined in a mutually acceptable manner) as of the last day of the fiscal year is less than or equal to 4.00:1.00 but greater than 3.00:1.00, and reduced to 0% of such excess cash flow if the total leverage ratio as of the last day of the fiscal year is less than or equal to 3.00:1.00.  All such prepayments shall be applied to installments of the Term Loan B in inverse order of maturity.

Payments:
All payments by the Borrower shall be made not later than 12:00 noon (Atlanta, Georgia time) to the Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes.  Any Lender not organized under the laws of the United States or any state thereof must, prior to the time it becomes a Lender, furnish Borrower and Agent with forms or certificates as may be appropriate to verify that such Lender is exempt from U.S. tax withholding requirements.

Pricing/Yield Protection Provisions:
Customary provisions with respect to: payment of withholding tax “gross-up” amounts; suspension of LIBOR pricing options due to illegality or inability to ascertain funding costs; payment of reserve requirements, increased funding costs and capital adequacy compensation; and payment of breakage and redeployment costs in connection with fundings and repayments of LIBOR advances.

III.	CONDITIONS TO CLOSING AND FUNDING
Closing and funding will be subject only to the conditions contained in the Commitment Letter and the following:
Conditions toClosing and Initial Borrowing:	(1) Execution and delivery of credit agreement, guaranty agreements, security documents, intercreditor agreements, solvency certificate and other loan documents.
(2)
Evidence that all shares of capital stock of Target owned by the Rollover Participants (as reported in the Schedule 14A filed with the SEC on April 11, 2007) have been contributed to Holdings (and further contributed to the Borrower).

(3) Certified copies of all documents relating to the Second Lien Loan and evidence that all conditions precedent to such investment have been satisfied.
(4)
Evidence that the structure, terms and conditions of the Transaction (other than price) are on terms and conditions reasonably satisfactory to the Agent and the Arranger; certified copies of all filings, merger agreements and other documents relating to the Transaction, all of which shall be in form and substance reasonably satisfactory to the Agent and the Arranger; evidence that the Tender Offer has been completed and all shares have been accepted for payment, the Rollover has been consummated, the Borrower owns at least 90% of the shares of capital stock of the Target, all conditions precedent to the Transaction, other than the funding of the First Lien Facilities, have been satisfied and the Tender Offer, if applicable, and the Merger will be consummated simultaneously with the funding of the Term Loan B and the Second Lien Loan.  The corporate and capital structure of Holdings and the Borrower shall be substantially the same as the corporate and capital structure described in the Commitment Letter.

(5)
Delivery of certified articles of incorporation, good standing certificates and certified copies of other organizational documents, including bylaws, authorizing resolutions of board of directors, and incumbency certificates for the Borrower and all Guarantors, favorable opinions  of counsel for the Borrower and all Guarantors, including local counsel where requested by Agent, and lien searches, it being understood that such items from the Target and its subsidiaries may be delivered a reasonable time after the Closing Date to the extent the Borrower’s commercially reasonable efforts do not produce such items on or prior to the Closing Date.

(6)
Delivery of certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower, the guarantors and the Target in connection with the First Lien Facilities, the Transaction and any other transaction being financed with the proceeds of the First Lien Facilities, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any governmental authority regarding the First Lien Facilities, the Transaction or any transaction being financed with the proceeds thereof shall be ongoing.

(7)
Delivery of certificate of insurance issued on behalf of insurers of the Borrower and all guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all guarantors, naming Agent as additional insured and loss payee, as appropriate, it being understood that such items from the Target and its subsidiaries may be delivered at a reasonable time after the Closing Date to the extent the Borrower’s commercially reasonable efforts do not produce such items on or prior to the Closing Date.

(8) Payment in full of all fees and invoiced expenses related to the First Lien Facilities.
(9)
Receipt from Standard & Poor’s and Moody’s Investor Services of corporate family ratings for the Borrower and its subsidiaries (after giving effect to the Transaction) and facility ratings for the second lien loan.

(10)
Evidence that EBITDA of the Target and its subsidiaries measured for the most recently ended four fiscal quarters is at least $112 million.

For purposes of this condition, EBITDA shall mean, for the Target and its subsidiaries, the sum of (a) net income for such period plus (b) to the extent deducted in determining net income for such period, interest expense, income tax expense, depreciation, amortization and all other non-cash charges, determined on a consolidated basis in accordance with GAAP.  EBITDA shall exclude the net income of persons that are acquired or become subsidiaries during such period, for the portion of the period prior to such acquisition or additional investment.

Conditions to All Borrowings:	(1) No default or event of default shall then exist or would result from such borrowing, and pro forma compliance with the total leverage ratio.
(2)
All representations and warranties shall continue to be true and correct in all material respects on and as of the date of each borrowing and the issuance of each letter of credit, except those expressly made only as of an earlier date.

(3)
Since the date of the most recent audited financial statements of the Target delivered prior to the Closing Date, there shall have been no change that has had or could be reasonably expected to have a material adverse effect on the Borrower and the Guarantors taken as a whole, excluding, however, the direct effect of the Transaction and the related financing on the financial condition, results of operation and cash flows of the Target and its subsidiaries on a consolidated basis.

(4) Agent shall have received such other documents, certificates, information or legal opinions as it or the Required Lenders has reasonably requested.

IV.	REPRESENTATIONS AND WARRANTIES; COVENANTS; DEFAULTS
Representations and Warranties:
Customary for transactions of this type, given after giving pro forma effect to the Transaction, including as to due organization, good standing, power and authority; due authorization, execution, delivery and enforceability; no consents or approvals; no violation of law, regulation or agreements; no creation of a lien, other than securing the Senior Credit Facilities; accuracy of financial statements; no material adverse change; no litigation; material compliance with laws and material agreements; not an investment company or subject to regulation restricting the transactions; taxes; margin regulations; use of proceeds; ERISA; ownership of assets; insurance; intellectual property; no misleading information; absence of labor disputes; identification of subsidiaries; solvency; Patriot Act and OFAC compliance; validity of liens.

Financial Covenants:	Total leverage ratio, fixed charge coverage ratio and maximum capital expenditures, to be defined in a mutually acceptable manner and set at levels to be mutually agreed upon.
Reporting Requirements:
Annual unqualified audited financial statements within 120 days after the end of each fiscal year, accompanied by an accountant’s certificate as to no knowledge of any Default or Event of Default and that the financial statements fairly present the financial condition of the Borrower in all material respects; quarterly unaudited financial statements within 45 days after the end of each fiscal quarter; compliance certificates; and other customary notifications, including notice of any Default.  Financial statements shall include a balance sheet, income statement, and statement of cash flows for the Borrower and its subsidiaries on a consolidated and consolidating basis.

Affirmative Covenants:
Affirmative covenants customary for transactions of this type, including, without limitation, as to maintenance of existence, property and insurance  and material intellectual property; engaging in same business or businesses reasonably related thereto; compliance with laws; payment of taxes and other charges that can result in liens; books and records; visitation and inspection; use of proceeds; margin regulations; future guarantors/collateral; and covenant to merge the Borrower with and into Target immediately upon consummation of the tender offer for at least 90% of the shares of the Target, on terms and conditions approved by the Lenders prior to the Closing Date.

Negative Covenants:
Negative covenants customary for transactions of this type (and with customary exceptions thereto), including, without limitation, as to restrictions on indebtedness (subject to exceptions for purchase money and lease financing of tractors and trailers in the ordinary course of business, purchase money and lease financing for other assets in an amount to be mutually agreed upon, and real estate financing in an amount to be mutually agreed upon), liens (subject to permitted liens to be mutually agreed upon); mergers, consolidations and acquisitions (subject to permitted acquisitions to be mutually agreed upon); sale of assets (subject to exclusion for the sale of assets subject to permitted liens to the extent of any indebtedness secured by such permitted liens, and sale of assets in the ordinary course); engaging in business other than current business and those reasonably related thereto; investments (subject to permitted investments to be mutually agreed upon, including but not limited to additional investment in Arnold and Total subject to limits to be mutually agreed upon and other permitted investments in shares of companies in which the Target and its subsidiaries are minority investors as of the Closing Date so long as after giving effect to such investment, the Target and its subsidiaries are majority investors, subject to a limit to be mutually agreed upon); dividends and other payments to junior capital (other than inter-company dividends made by subsidiaries of the Borrower, on at least a pro rata basis for subsidiaries that are not wholly owned, dividends made by Borrower to Holdings (and by Holdings to its shareholders) not to exceed an amount to be mutually agreed upon and only if no default has occurred and is continuing and pro forma compliance with financial tests to be mutually agreed to, and dividends made by Borrower to Holdings (and by Holdings to its shareholders) in such amounts as may be required for shareholders of Holdings to pay income taxes attributable to the income of Holdings and its subsidiaries to the extent that Holdings is a pass-through entity for tax purposes); affiliate transactions (subject to exception for arms length transactions and transactions related to funding of taxes payable by shareholders of Holdings attributable to the income of Holdings and its subsidiaries to the extent that Holdings is a pass-through entity for tax purposes); sale/leaseback transactions; speculative hedging; amendments to material agreements; change in fiscal year or accounting practices (provided, that Holdings may elect S Corp status).

Events of Default
Events of default customary for transactions of this type, including, without limitation, payment default; breach of representations in any material respect; breach of financial covenants, reporting covenants and negative covenants; breach of affirmative covenants and other obligations with a 30 day grace period; cross-default to the Second Lien Loan and other material indebtedness (to be defined in a mutually acceptable manner); bankruptcy; ERISA; material judgments; change in control; termination of guaranty or intercreditor agreement; failure of liens to be perfected; defaults under other loan documents.

Participations and Assignments:
Assignments to other banks, financial institutions and funds of the First Lien Facilities will be permitted by any Lender with the written approval of the Borrower and the Agent (such approval not to be unreasonably withheld or delayed, and such approval not required by Borrower if an Event of Default has occurred) in minimum increments of $1,000,000, provided, however, that (i) no such consent of the Borrower or the Agent shall be required to any assignment by a Lender to an affiliate of such Lender or to a fund managed by a Lender or an affiliate of a Lender and (ii) the minimum increment requirement shall not apply if a Lender is assigning its entire commitment.  An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Agent upon the occurrence of any assignment.  Participations to other banks and financial institutions will be permitted without restriction.  Such participation will not release the selling Lender from its obligations with respect to the First Lien Facilities.

Required Lenders:	Lenders holding more than 50% of the committed amount of the Revolver, the committed amount of the LC Facility, the committed amount of the DDLC Facility and the outstanding Term Loans.
Indemnification:
The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the loan documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated herein shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank and the Synthetic LC Issuer in connection with the issuance, amendment, renewal or extension of any letter of credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Agent, the Issuing Bank, the Synthetic LC Issuer or any Lender in connection with the enforcement or protection of its rights in connection with the loan documentation or the loans made thereunder or letters of credit issued thereunder.  The Borrower shall indemnify the Agent, the Issuing Bank, the Synthetic LC Issuer and each Lender against all reasonable costs, losses, liabilities, damages, and expenses incurred by them in connection with any investigation, litigation, or other proceedings asserted against any such party by a third party or by Borrower or any of its subsidiaries relating to the First Lien Facilities, except for instances of gross negligence or willful misconduct on the part of the indemnified party.

Governing Law:	State of New York.

        Confidential                                                                SunTrust Capital Markets, Inc.

EXHIBIT A

SELECTED DEFINITIONS

Applicable Margin shall mean for Revolver loans and advances under the LC Facility and the DDLC Facility, the percentage designated in the “Pricing Grid” attached hereto as Exhibit B based on the total leverage ratio.  The Applicable Margin for Revolver loans and advances under the LC Facility and the DDLC Facility shall initially be 2.75%; provided, however, that upon delivery to the Agent of Borrower’s financial statements for the first full fiscal quarter ending after the Transaction, the Applicable Margin for Revolver loans and advances under the LC Facility and the DDLC Facility shall be reset to the percentage designated in Exhibit B based on the Borrower’s ratio of total leverage ratio for the preceding four fiscal quarter period then ending, measured quarterly, such Applicable Margin being effective as of the second business day following the date that the Agent receives the Borrower’s applicable financial statements.

Base Rate shall mean the higher of (i) the rate which SunTrust announces from time to time as its prime lending rate, as in effect from time to time, or (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The SunTrust prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  SunTrust may make commercial loans or other loans at rates of interest at, above, or below the SunTrust prime lending rate.

Equipment Notes shall mean those certain revenue equipment installment notes with finance companies, with a weighted average interest rate of 6.01% and 5.99% at March 31, 2007 and December 31, 2006, respectively, due in monthly installments with final maturities at various dates through August 2013, secured by related revenue equipment with a net book value of $277.9 million at March 31, 2007 and $265.8 million at December 31, 2006, and any similar notes entered into subsequent to March 31, 2007.

Interest Period shall mean with respect to LIBOR loans, the period of 1, 2, 3 or 6 months selected by the Borrower and subject to customary adjustments in duration.

LIBOR shall mean, for any Interest Period, the British Bankers’ Association Interest Settlement Rate per annum for deposits in U.S. dollars for a period equal to the Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars are offered to the Administrative Agent two (2) business days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant LIBOR borrowing.  Such rates may be adjusted for any applicable reserve requirements.

Swingline Rate shall mean, for any Interest Period, the rate as offered by the Agent and accepted by the Borrower.  The Borrower is under no obligation to accept this rate and the Agent is under no obligation to provide it.

EXHIBIT B

PRICING GRID

Level	Total Leverage Ratio	Applicable Margin for LIBOR Advances	Applicable Margin for Base Rate Advances	Applicable Commitment Fee Percentage
I	< 2.00:1.00	1.50% per annum	0.25% per annum	0.375% per annum
II	≥ 2.00:1.00 but < 2.50:1.00	1.75% per annum	0.50% per annum	0.375% per annum
III	≥ 2.50:1.00 but < 3.00:1.00	2.00% per annum	0.75% per annum	0.50% per annum
IV	≥ 3.00:1.00 but < 3.50:1.00	2.25% per annum	1.00% per annum	0.50% per annum
V	≥ 3.50:1.00 but < 4.00:1.00	2.50% per annum	1.25% per annum	0.50% per annum
VI	≥ 4.00:1.00 but < 4.50:1.00	2.75% per annum	1.50% per annum	0.50% per annum
VII	≥ 4.50:1.00	3.00% per annum	1.75% per annum	0.50% per annum

        Confidential                                                                SunTrust Capital Markets, Inc.

ANNEX II

Summary of Principal Terms and Conditions of
Up to $60,000,000 Second Lien Loan

CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS SET FORTH IN THE COMMITMENT LETTER TO WHICH THIS TERM SHEET IS ATTACHED AND OTHERWISE IN THE FIRST LIEN TERM SHEET.

Borrower:	Initially, Mountain Lake Acquisition Company, and upon consummation of the Merger, the Target.
Guarantors:	All guarantors that guaranty the First Lien Facilities.
Agent:	A financial institution acceptable to Borrower and the Arranger (the “Agent”) will act as administrative agent.
Lead Arranger:	SunTrust Capital Markets, Inc., acting through its division, SunTrust Robinson Humphrey (“Arranger”).
Second Lien Lenders:	A syndicate of financial institutions acceptable to the Borrower and the Arranger (together, the “Lenders”).
Purpose:	Proceeds shall be used to finance the Transaction and all transaction costs and expenses incurred in connection therewith and in connection with the Second Lien Loan.
Maturity Date:	Second Lien Loan shall mature and be due and payable on the eighth anniversary of the Closing Date. Once repaid, no portion of the Second Lien Loan may be reborrowed.
Amortization:	No amortization shall be required with respect to the Second Lien Loan.
Collateral:
The Second Lien Loan will be secured by a second priority perfected security interest in and lien on all “Collateral” securing obligations of the Borrower under the First Lien Facilities.

The second priority security interest shall be second only to the first priority security interest of the lenders or their agent under the First Lien Facilities.

Interest Rate Options:	The Borrower shall be entitled to select between (i) Base Rate plus 5.00% or (ii) LIBOR plus 6.25%.
Interest Payments:	Interest shall be calculated on the basis of a 360-day year and shall be payable on outstanding advances as follows:
(i) Base Rate advances– On the last day of each calendar quarter, in arrears.
(ii)
LIBOR advances – At the expiration of each Interest Period, and with respect to loans made for an Interest Period longer than three months, on the last day of each three month period prior to the expiration of the Interest Period.

Default Rate:
If any event of default has occurred and is continuing, the otherwise then applicable interest rates shall be increased by 2.00% per annum; provided that, for any LIBOR advances, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus 7.00% per annum.  Default interest shall be payable on demand.

Funding:	The Second Lien Loan shall be funded in a single draw on the Closing Date in an amount not to exceed $60,000,000.
Repayment:	The Second Lien Loan will be due and payable in full on the Maturity Date.
Optional Prepayments:
The Second Lien Loan may be prepaid in whole or in part, at the Borrower’s option, subject to: (i) payment of the “Prepayment Premium”, if any, set forth below, (ii) the terms of the intercreditor agreement and (iii) payment of breakage costs to the extent any LIBOR loan is paid on a date other than the date of expiration of the current Interest Period applicable thereto.

Prepayment Premiums
Years From Closing Date 0-1 1-2 Thereafter	Premium 2.0% 1.0% 0.0%

Years From Closing Date 0-1 1-2 Thereafter	Premium 2.0% 1.0% 0.0%

Mandatory Prepayments:
During the first 24 months after closing, the Borrower shall be required to offer to prepay the Second Lien Loan in full after the occurrence of a change of control at 101% of par.

Mandatory prepayments consistent with the First Lien Facilities, except that mandatory prepayments shall not be applied to the Second Lien Loan (i) until all of the term loans under the First Lien Facilities have been paid in full and (ii) unless such payments are permitted pursuant to the intercreditor agreement.

Payments:
All payments by the Borrower shall be made not later than 12:00 noon (Atlanta, Georgia time) to the Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes.  Any Lender not organized under the laws of the United States or any state thereof must, prior to the time it becomes a Lender, furnish Borrower and Agent with forms or certificates as may be appropriate to verify that such Lender is exempt from U.S. tax withholding requirements.

Pricing/Yield Protection Provisions:
Customary provisions with respect to: payment of withholding tax “gross-up” amounts; suspension of LIBOR pricing options due to illegality or inability to ascertain funding costs; payment of reserve requirements, increased funding costs and capital adequacy compensation; and payment of breakage and redeployment costs in connection with fundings and repayments of LIBOR advances.

Ranking and Intercreditor Provisions:
The Second Lien Loan and guarantees thereof will be pari passu in right of payment to the First Lien Facilities, will be secured on a second priority lien basis and will be subject to the terms of an intercreditor agreement.

Financial Covenants:
Total leverage ratio and fixed charge coverage ratio to be defined in a mutually acceptable manner and set at required levels that are mutually acceptable and to be less restrictive than the levels required under the First Lien Facilities by a cushion to be mutually agreed with the lenders holding the First Lien Facilities.

Conditions to Closing:

The effectiveness of the agreement evidencing the Second Lien Loan and the obligation to make the term loans thereunder shall be subject to usual and customary conditions precedent for transactions of this type (similar to but not more extensive than those set forth in the First Lien Facilities (to the extent applicable to the Second Lien Loan)).

Representations and Warranties:

The Second Lien Loan will contain representations and warranties usual and customary for transactions of this type, to be mutually agreed upon by the parties, and in any event substantially similar to those in the First Lien Facilities.

Affirmative Covenants:
The Second Lien Loan will contain affirmative covenants customary for facilities and transactions of this type, to be mutually agreed upon by the parties, and in any event similar to those in the First Lien Facilities (with modifications and setbacks to be less restrictive than the comparable provisions under the First Lien Facilities by a margin to be agreed).

Negative Covenants:
The Second Lien Loan will contain negative covenants customary for facilities and transactions of this type, to be mutually agreed upon by the parties, and in any event similar to those in the First Lien Facilities (with modifications and setbacks to be less restrictive than the comparable provisions under the First Lien Facilities by a margin to be agreed).

Events of Default:
Similar as those in the First Lien Facilities with certain materiality thresholds and grace period being less restrictive than comparable provisions under the First Lien Facilities (by a margin to be agreed).

Participations and Assignments:
Assignments to other banks, financial institutions and funds of the Second Lien Loan will be permitted by any Second Lien Lender with the written approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed, and such approval not required by the Borrower if an event of default has occurred) in minimum increments of $1,000,000; provided, however, that (i) no such consent of the Borrower or the Administrative Agent shall be required to any assignment by a Second Lien Lender to an affiliate of such Lender or to a fund managed by a Second Lien Lender or an affiliate of a Second Lien Lender and (ii) the minimum increment requirement shall not apply if a Second Lender is assigning its entire commitment.  An administrative fee of $3,500 shall be due and payable by such assigning Second Lien Lender to the Administrative Agent upon the occurrence of any assignment.  Participations to other banks and financial institutions will be permitted without restriction.  Such participation will not release the selling Second Lien Lender from its obligations with respect to the Second Lien Loan.

Required Lenders:
Lenders holding more than 50% of the outstanding Second Lien Loan.

Indemnification:
The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lead Arranger and its affiliates, including the reasonable fees, charges and disbursements of counsel for the Lead Arranger and its affiliates, in connection with the preparation and administration of the loan documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated herein shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lead Arranger or any Second Lien Lender in connection with the enforcement or protection of its rights under the loan documentation or the loans made thereunder.  The Borrower shall indemnify the Lead Arranger and each Second Lien Lender against all costs, losses, liabilities, damages, and expenses incurred by them in connection with any investigation, litigation, or other proceedings asserted against any such party by a third party or by the Borrower or any of its subsidiaries relating to the Second Lien Loan, except for instances of gross negligence or willful misconduct on the part of the indemnified party.
Governing Law:
State of New York

Definitions:
Certain terms used but not defined herein, such as “Base Rate”, “LIBOR”, “EBITDA” and “Total Debt” shall be defined in a mutually satisfactory manner consistent with the definitions under the First Lien Term Sheet.